United States
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 27, 2006 (November 20, 2006)

ePlus inc.
(Exact name of registrant as specified in its charter)

Delaware	000-28926	54-1817218
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13595 Dulles Technology Drive, Herndon, VA 20171-3413
(Address, including zip code, of principal executive offices)

Registrant's telephone number, including area code: (703) 984-8400

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d) On August 16, 2006, the Chief Executive Officer of ePlus inc. (the “Company”) received a letter from Hovde Capital Advisors requesting the Board to expand by two members and appoint two persons nominated by Hovde Capital. Members of the Board’s Nominating and Corporate Governance Committee met with representatives of Hovde Capital with regard to its request.  On November 20, 2006, the Board of Directors of the Company expanded the size of the Board from six (6) to eight (8) members.  Classes I and II of the Board were both expanded from two (2) to three (3) members.  Effective November 20, 2006, the Board appointed Messrs. Eric D. Hovde and Irving R. Beimler to fill the vacancies in Class I and Class II, respectively, and has determined that both are independent directors within the meaning of the Nasdaq Marketplace Rules.  The two new directors will receive an annual compensation of $35,000 in cash and $35,000 in restricted stock,  which is the same as the compensation of the current outside directors, with a pro-rata adjustment for their initial partial-year service on the Board.  The Board has not yet determined to which committees Messrs. Hovde and Beimler will be appointed.

The foregoing description is qualified in entirety by reference to the press release dated November 21, 2006, a copy of which is included with this Current Report on Form 8-K as Exhibit 99.1, and incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) On November 20, 2006, the Board amended Section 3.2 of the Company’s bylaws to increase the size of the Board from six (6) to eight (8) members.  In accordance with Section 3.5 of the Company’s bylaws, Classes I and II of the Board were expanded from two (2) to three (3) members.

The foregoing description is qualified in entirety by reference to the amendment to the bylaws, a copy of which is included with this Current Report on Form 8-K as Exhibit 3.2, and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibit is included with this Report:

Exhibit 3.2	Amendment to the Registrant’s bylaws dated November 20, 2006.

Exhibit 99.1	Press Release dated November 21, 2006 issued by ePlus inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ePlus inc.

By: /s/ Steven J. Mencarini
Steven J. Mencarini
Date: November 27, 2006	Chief Financial Officer

3